CONTACT:	James E. Skinner
Executive Vice President, Chief Operating
Officer and Chief Financial Officer
(214) 757-2954

Stacie Shirley
Senior Vice President - Finance and
Treasurer
(214)757-2967

Neiman Marcus, Inc. Declares Dividend

Dallas, Texas - Neiman Marcus, Inc. (the "Company"), one of the nation's leading luxury retailers, announced today that its Board of Directors declared a cash dividend of approximately $442.6 million, or $435 per share of its outstanding common stock (the "Dividend").

The Dividend will be paid on March 30, 2012 to stockholders of record at the close of business on March 28, 2012. The Neiman Marcus Group, Inc. ("NMG"), a wholly owned subsidiary of the Company, currently intends to use its cash on hand and borrowings on its Asset-Based Revolving Credit Facility to fund a cash dividend of $442.6 million to the Company that will be used to fund the Dividend. NMG initially expects to borrow $150 million, but the amount of outstanding borrowings could fluctuate based on its current and future working capital and other cash requirements.

In connection with the payment of the Dividend by the Company, holders of vested options will receive a cash payment in respect of their vested options based on 50% of the per share amount of the Dividend, which will result in an aggregate payment to such holders of approximately $10.2 million, and there will be an adjustment to the exercise price of outstanding options to reflect the Dividend.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Last Call and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow, Last Call and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company's ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short-or long-term disruption in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company's relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company's senior secured credit facilities and senior subordinated notes; the ability to refinance the Company's indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities and the indentures governing its senior subordinated notes; restrictions on the terms and conditions of the indebtedness under the Company's senior secured credit facilities may place on the Company's ability to respond to changes in its business or to take certain actions; competitive responses to the Company's loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company's competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company's success in enforcing its intellectual property rights; changes in the Company's relationship with designers, vendors and other sources of merchandise, including adverse changes in their financial viability, cash flows or available sources of funds; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company's ability to retain key management personnel; changes in the Company's relationships with certain of its key sales associates and the Company's ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company's costs of operations; litigation that may have an adverse effect on the Company's financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company's pension plan; the Company's ability to provide credit to its customers pursuant to its proprietary credit card program arrangement with HSBC, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report on Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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